Exhibit 3.2

AMENDED AND RESTATED

BYLAWS

OF

STARBUCKS CORPORATION

(As amended and restated through January 20, 2015)

ARTICLE I. SHAREHOLDERS

Section 1.1 Annual Meeting. The annual meeting of the shareholders of the Corporation shall be held each year on a date between January l and June 30, with a specific date and time to be determined from time to time by the Board of Directors. The failure to hold an annual meeting at the time stated in these bylaws does not affect the validity of any corporate action. At each annual meeting of shareholders, the shareholders shall elect directors as set forth in Section 2.1 hereof and in the Corporation’s Articles of Incorporation, and transact such other business as may properly be brought before the meeting as provided in Section 1.3 of these bylaws.

Section 1.2 Special Meetings. Special meetings of the shareholders may be held upon call of the Board of Directors or of the ~~President~~Chief Executive Officer and shall be called by the Board of Directors or the ~~President~~Chief Executive Officer upon the delivery of a written demand of the holders of record of ten percent of the outstanding stock entitled to vote on any issue proposed to be considered at the proposed special meeting to the Secretary of the Corporation (such demand being referred to as a “Demand”).

Section 1.3 Nominations and Business at Annual and Special Meetings. Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the shareholders at an annual or special meeting of shareholders may be made only:

(a) pursuant to the Corporation’s notice of meeting delivered pursuant to Section 1.5 of these bylaws;

(b) by or at the direction of the Board of Directors (or any duly authorized committee thereof);

(c) in the case of an annual meeting, by any shareholder entitled to vote at the meeting who complies with the notice procedures set forth in Section 1.10 of these bylaws; or

(d) in the case of a special meeting:

(i) called pursuant to a Demand for a special meeting delivered in accordance with Section 1.2 of these bylaws, as specified in such Demand by the shareholder(s) making such Demand who shall have complied with the notice procedures set forth in Section 1.10 of these bylaws; or

(ii) called by the Corporation other than pursuant to a Demand, if directors are to be elected pursuant to the Corporation’s notice of meeting delivered pursuant to Section 1.5 of these bylaws, then nominations of persons for election to the Board of Directors may be made by any shareholder entitled to vote at the meeting who complies with the notice procedures set forth in Section 1.10 of these bylaws. Any such shareholder may nominate such number of persons for election to the Board of Directors as is less than or equal to the number of position(s) as are specified in the Corporation’s notice of meeting.

Clauses (c) and (d) of this Section 1.3 shall be the exclusive means for a shareholder to make nominations of persons for election to the Board of Directors or submit other business before a meeting of shareholders. The notice procedures set forth in Section 1.10 of these bylaws shall be deemed satisfied by a shareholder who seeks to have the shareholder’s proposal included in the Corporation’s proxy statement and identified as a proposal in the Corporation’s form of proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Exchange Act”) if such shareholder complies with the provisions of that Rule.

Section 1.4 Meeting Place. All meetings of the shareholders shall be held at a location determined from time to time by the Board of Directors, and the place at which any such meeting shall be held shall be stated in the notice of the meeting.

Section 1.5 Notice of Meetings. Written notice or electronic notice in accordance with Article IX of the time and place of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be delivered personally, mailed or electronically transmitted pursuant to Article IX not less than ten days nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote, at the address appearing upon the stock transfer books of the Corporation or to the electronic address of each shareholder as communicated by such shareholder to the Corporation pursuant to Article IX. If the shareholders will be voting on (i) an amendment to the Articles of Incorporation, (ii) a plan of merger or share exchange, (iii) the sale of all or substantially all of the Corporation’s assets, or (iv) the dissolution of the Corporation, notice shall be delivered personally, mailed or electronically transmitted pursuant to Article IX not less than 20 nor more than 60 days before the date of the meeting.

Section 1.6 Quorum and Required Vote; Adjournment. Except as otherwise required by law:

(a) A quorum at any annual or special meeting of shareholders shall consist of shareholders representing, either in person or by proxy, a majority of the outstanding shares of the Corporation entitled to vote at such meeting. If a quorum is not present, the holders of a majority of the shares so present or represented may adjourn the meeting from time to time until a quorum is present.

(b) If a quorum exists, action on a matter is approved by a voting group if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action, unless the question is one upon which by express provision of the Washington Business Corporation Act, as amended (“WBCA”), the Articles of Incorporation, these bylaws or a condition imposed by the Board of Directors, a different vote is required.

(c) Whether or not a quorum exists, the Chair~~man~~ of the meeting or the holders of a majority of the voting power of the shares present may adjourn the meeting from time to time. No notice of the time and place of adjourned meetings need be given except as required by applicable law.

Section 1.7 Organization of Meetings. Meetings of the shareholders shall be presided over by the ~~President~~Chief Executive Officer, but if the ~~President~~Chief Executive Officer is not present, ~~then by a Vice President~~if there is a President, then by the President. If neither the ~~President~~Chief Executive Officer nor ~~a Vice~~the President is present, by an ~~chairman~~ officer or Board member designated by the Board of Directors (the person presiding over the meeting is referred to in these bylaws as the “Chair~~man~~” of the meeting). The Secretary of the Corporation shall act as Secretary of the meeting, if present.

Section 1.8 Proxies. At all meetings of shareholders, a shareholder may vote by proxy. A shareholder may appoint a proxy to vote for the shareholder by submission of (a) an appointment form signed by the shareholder or the shareholder’s attorney-in-fact, or (b) an electronic transmission sent in accordance with the provisions for electronic notice under Article IX. An appointment of proxy is effective when an appointment form or an electronic transmission (or documentary evidence thereof, including verification information) is received by the person authorized to tabulate votes for the Corporation. The proxy has the same power to vote as that possessed by the shareholder, unless the appointment form or electronic transmission contains an express limitation on the power to vote or direction as to how to vote the shares on a particular matter, in which event the Corporation must tabulate the votes in a manner consistent with that limitation or direction. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the appointment form or electronic transmission. Any proxy regular on its face shall be presumed to be valid.

Section 1.9 List of Shareholders. At least ten days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting, or any adjournment thereof, shall be made. Such list shall be arranged in alphabetical order with the address of and number of shares held by each shareholder. Such record shall be kept on file at the principal office of the Corporation for a period of ten days prior to such meeting. The record shall be produced and kept open at the time and place of such meeting for the inspection of any shareholder. Failure to comply with the requirements of this section shall not affect the validity of any action taken at such meeting.

Section 1.10 Notice of Shareholder Business to be Conducted at a Meeting of Shareholders. In order for a shareholder to properly bring any nomination of a person for election to the Board of Directors or other item of business before a meeting of shareholders, such shareholder (the “Noticing Shareholder”) must give timely notice thereof in proper written form to the Secretary of the Corporation, and, in the case of business other than nominations, such other business must otherwise be a proper matter for shareholder action. This Section 1.10 shall constitute an “advance notice provision” for purposes of Rule 14a-4(c)(1), promulgated under the Exchange Act.

(a) To be timely, a Noticing Shareholder’s notice (which, in the case of a shareholder making a Demand for a special meeting, shall be the Noticing Shareholder’s Demand) shall be delivered to the Secretary at the principal executive offices of the Corporation:

(i) as to an annual meeting, not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or, if the first public announcement (as defined below) of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation;

(ii) as to a special meeting called pursuant to a Demand, not later than the close of business on the date of delivery of the first shareholder demand in compliance with 23B.07.020 of the WCBA; or

(iii) as to a special meeting called by the Corporation other than pursuant to a Demand, at which directors are to be elected pursuant to the Corporation’s notice of meeting delivered pursuant to Section 1.5 of these bylaws, not later than the earlier of the 10th day following the mailing of definitive proxy materials with respect to the meeting or the day on which public announcement of the date of such meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made by the Corporation.

In no event shall any adjournment or postponement of an annual or special meeting, or the public announcement thereof, commence a new time period for the giving of a shareholder’s notice as described above.

(b) To be in proper form, a Noticing Shareholder’s notice to the Secretary (which, in the case of a shareholder making a Demand for a special meeting, shall be the Noticing Shareholder’s Demand) must:

(i) set forth and include the following information and/or documents, as applicable:

(A) the name and address of such Noticing Shareholder, as they appear on the Corporation’s books, and the name and address of each Beneficial Owner (as defined below);

(B) representations that, as of the date of delivery of such notice, such Noticing Shareholder is a holder of record of shares of the Corporation and is entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose such nomination or business;

(C) (1) the name of each individual, firm, corporation, limited liability company, partnership, trust or other entity (including any successor thereto, a “Person”) with whom the Noticing Shareholder, Beneficial Owner, Shareholder Nominee (as defined below), and their respective Affiliates and Associates (as defined under Regulation 12B under the Exchange Act or any successor provision thereto) (each of the foregoing, a “Shareholder Group Member”) and each other Person with whom such Shareholder Group Member is acting in concert with respect to the Corporation (each Person described in this clause (1), including each Shareholder Group Member, a “Covered Person”) has any agreement, arrangement or understanding (whether written or oral) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy given to such Person in response to a public proxy solicitation made generally by such Person to all holders of shares of the Corporation entitled to vote at the meeting (collectively, “Voting Stock”)) or disposing of any Voting Stock or to cooperate in obtaining, changing or influencing the control of the Corporation (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses), and a description of each such agreement, arrangement or understanding (whether written or oral), (2) a list of the class and number of shares of Voting Stock that are Beneficially Owned or owned of record by each Covered Person, together with documentary evidence of such record or Beneficial Ownership, (3) a list of (A) all of the derivative securities (as defined under Rule 16a-1 under the Exchange Act) and other derivatives or similar agreements or arrangements with an exercise or conversion privilege or a periodic or settlement payment or payments or mechanism at a price or in an amount or amounts related to any security of the Corporation or with a value derived or calculated in whole or in part from the value of any security of the Corporation, in each case, directly or indirectly owned of record or Beneficially Owned by any Covered Person and (B) each other direct or indirect opportunity of any Covered Person to profit or share in any profit derived from any increase or decrease in the value of any security of the Corporation, in each case, regardless of whether (x) such interest conveys any voting rights in such security to such Covered Person, (y) such interest is required to be, or is capable of being, settled through delivery of such security or (z) such Person may have entered into other transactions that hedge the economic effect of such interest (any such interest described in this clause (3) being a “Derivative Interest”), (4) a description of each agreement, arrangement or understanding (whether written or oral) with the effect or intent of increasing or decreasing the voting power of, or that contemplates any Person voting together with, any Covered Person with respect to any Voting Stock, Shareholder Nominee or other proposal (“Voting Arrangements”), (5) details of all other material interests of each Covered Person in such nomination or proposal or capital stock of the Corporation (including any rights to dividends or performance related fees based on any increase or decrease in the value of such capital stock or Derivative Interests) (collectively, “Other Interests”), (6) a description of all economic terms of all such Derivative Interests, Voting Arrangements and Other Interests and copies of all agreements and other documents (including but not limited to master agreements, confirmations and all ancillary documents and the names and details of the counterparties to, and brokers involved in, all such transactions) relating to each such Derivative Interest, Voting Arrangement and Other Interests, (7) a list of all transactions by each Covered Person involving any Voting Stock or any Derivative Interests, Voting Arrangements or Other Interests within 6 months prior to the date of the notice and (8) a representation whether any Covered Person intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect any Shareholder Nominee and/or (b) otherwise to solicit or participate in the solicitation of proxies from shareholders of the Corporation in support of such nomination or proposal. A notice delivered by or on behalf of any Noticing Shareholder under this Section 1.10(b) shall be deemed to be not in compliance with this Section 1.10(b) and not effective if (x) such notice does not include all of the information and documents required under this Section 1.10(b) or (y) after delivery of such notice, any information or document required to be included in such notice changes or is amended, modified or supplemented, as applicable, prior to the date of the relevant meeting and such information and/or document is not delivered to the Corporation by way of a further written notice as promptly as practicable following the event causing such change in information or amendment, modification or supplement, as applicable, and in any case where such event occurs within 45 days of the date of the relevant meeting, within five business days after such event; provided, however, that the Board of Directors shall have the authority to waive any such non-compliance if the Board of Directors determines that such action is appropriate in the exercise of its fiduciary duties;

(ii) if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, such notice must also set forth:

(A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such Noticing Shareholder in such business;

(B) the text of the proposal (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these bylaws, the text of the proposed amendment); and

(C) the reasons for conducting such business at the meeting;

(iii) if the notice relates to the nomination of a director or directors, such notice must also set forth, as to each person whom the Noticing Shareholder proposes to nominate for election or reelection to the Board of Directors (a “Shareholder Nominee”):

(A) all information relating to such Shareholder Nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

(B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among, any Covered Person, on the one hand, and each proposed Shareholder Nominee, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if any Covered Person, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(iv) with respect to each Shareholder Nominee, the notice must also include a completed and signed questionnaire, representation and agreement required by Section 1.11 of these bylaws.

The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

(c) Notwithstanding anything in Section 1.10(a)(i) of this bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a Noticing Shareholder’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation and such notice otherwise complies with the requirements of this Section 1.10.

(d) Only such persons who are nominated in accordance with the procedures set forth in this bylaw shall be eligible to be elected as directors at a meeting of shareholders and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this bylaw. Except as otherwise provided by law, the Articles of Incorporation or these bylaws, the Chair~~man~~ of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this bylaw and, if any proposed nomination or business is not in compliance with this bylaw, to declare that such defective proposal or nomination shall be disregarded. The Board of Directors may adopt by resolution such rules and regulations for the conduct of meetings of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the Chair~~man~~ shall have the right and authority to convene and adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the Chair~~man~~, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the Chair~~man~~, may include the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the Board of Directors or the Chair~~man~~ shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the Chair~~man~~, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure. Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by applicable law, if the Noticing Shareholder (or a qualified representative of the Noticing Shareholder) does not appear at the annual or special meeting of shareholders to present a nomination or proposed business previously put forward by or on behalf of such Noticing Shareholder or, immediately prior to the commencement of such meeting, such Noticing Shareholder does not provide a written certification to the Corporation on and as of the date of the applicable meeting that such Noticing Shareholder and each Covered Person, if any, is then in compliance with this Section 1.10, then such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.10, to be considered a qualified representative of the Noticing Shareholder, a person must be a duly authorized officer, manager or partner of such Noticing Shareholder or must be authorized by a writing executed by such Noticing Shareholder and each Covered Person, if any, or an electronic transmission delivered by such Noticing Shareholder and each Covered Person, if any, to act for such Noticing Shareholder and each Covered Person, if any, as proxy at the meeting of shareholders and to provide such certification on behalf of the Noticing Shareholder and each Person required pursuant to this Section 1.10 and such Person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders. Nothing in this bylaw shall be deemed to affect any rights of (a) shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Articles of Incorporation.

(e) For purposes of this bylaw, a Person shall be deemed the “Beneficial Owner” of, shall be deemed to “Beneficially Own” and shall be deemed to have “Beneficial Ownership” of, any Voting Stock (i) that such Person or any of such Person’s Affiliates or Associates (as defined under Regulation 12B under the Exchange Act or any successor provision thereto) is deemed to “beneficially own” within the meaning of Section 13(d) of, and Regulation 13D under, the Exchange Act or any successor provision thereto, or (ii) that is the subject of, or the reference security for or that underlies any Derivative Interest of such Person or any of such Person’s Affiliates or Associates (as defined under Regulation 12B under the Exchange Act or any successor provision thereto), with the number of shares of Voting Stock deemed Beneficially Owned being the notional or other number of shares of Voting Stock specified in the documentation evidencing the Derivative Interest as being subject to be acquired upon the exercise or settlement of the

Derivative Interest or as the basis upon which the value or settlement amount of such Derivative Interest is to be calculated in whole or in part or, if no such number of shares of Voting Stock is specified in such documentation, as determined by the Board of Directors in good faith to be the number of shares of Voting Stock to which the Derivative Interest relates. When two or more Persons act as a partnership, limited partnership, syndicate, or other group, or otherwise act in concert, in each case, for the purpose of acquiring, holding, or disposing of securities of the Corporation or for the purpose of proposing one or more Shareholder Nominees, putting forward any other proposal for consideration or voting together on any matter presented at a shareholder meeting, such syndicate or group shall be deemed a “Person” for the purpose of this definition. In addition, any Person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any contract, arrangement, or device with the purpose or effect of divesting such Person of Beneficial Ownership of any Voting Stock or preventing the vesting of such Beneficial Ownership as part of a plan or scheme to evade the reporting requirements of this Section 1.10 shall be deemed for the purposes of this bylaw to be the Beneficial Owner of such Voting Stock.

(f) For purposes of this bylaw, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(g) Notwithstanding the foregoing provisions of this bylaw, a Noticing Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this bylaw; provided, however, that any references in these bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 1.10 or Section 1.3 of these bylaws.

Section 1.11 Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation pursuant to a nomination of a Noticing Shareholder, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 1.10 of these bylaws) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person:

(a) is not and will not become a party to:

(i) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed in writing to the Corporation, or

(ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law,

(b) is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in writing to the Corporation, and

(c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

ARTICLE II. DIRECTORS

Section 2.1 Number, Election, and Powers.

(a) All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of the Board of Directors, except as may be otherwise provided in the Articles of Incorporation. The Board of Directors shall consist of nine members. The number of directors may be changed by a resolution of the Board of Directors or by a vote of the shareholders at the annual shareholders’ meeting.

(b) All directors shall be elected for terms lasting until the next annual meeting of shareholders following their election, and until their successors are elected and qualified, subject to their earlier death, resignation, removal from the Board of Directors or end of their respective term pursuant to subsection (d) of this Section 2.1.

(c) Directors need not be shareholders or residents of the state of Washington. In addition to the powers and authorities expressly conferred upon the Corporation by these bylaws and the Articles of Incorporation, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these bylaws directed or required to be exercised or done by the shareholders.

(d) Except as provided in this Section 2.1(d), a nominee for director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The following shall not be votes cast: (a) a share whose ballot is marked as abstain; (b) a share otherwise present at the meeting but for which there is an abstention; and (c) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. Notwithstanding the foregoing, the directors shall be elected by a plurality of the votes cast in a “contested election” at any meeting of shareholders. A nominee for director in an election, other than a contested election, who does not receive the requisite votes for election, but who was a director at the time of the election, shall continue to serve as a director for a term that shall terminate on the date that is the earliest of: (i) ninety (90) days from the date on which the voting results of the election are certified, (ii) the date on which an individual is selected by the Board of Directors to fill the office held by such director (which selection shall be deemed to constitute the filling of a vacancy by the Board of Directors), or (iii) the date the director resigns. A “contested election” is one in which (i) on the last day for delivery of a notice under Section 1.10(a), a Noticing Shareholder has complied with the requirements of Section 1.10 with respect to one or more nominees; and (ii) there is a bona fide election contest, as evidenced by an affirmative determination of the Board of Directors to that effect (the failure by the Board of Directors to make any determination to the contrary being deemed an affirmative determination). This bylaw is intended to implement RCW 23B.10.205. For purposes of clarity and to resolve any ambiguity under RCW 23B.10.205, it is assumed that for purposes of determining the number of director nominees, on the last day for delivery of a notice under Section 1.10(a), there is a candidate nominated by the Board of Directors for each of the director positions to be voted on at the meeting. Nothing in this bylaw is intended to limit the authority of the Board of Directors to determine that a bona fide election contest does not exist, in which event it shall disclose the applicable voting regime in the notice of meeting or, if such determination occurs after such notice has been sent, send a new notice which shall include disclosure of the applicable voting regime.

Section 2.2 Vacancies. Any vacancy occurring in the Board of Directors, whether caused by resignation, death, increase in size, or non-election of a director pursuant to Section 2.1 of these bylaws or otherwise, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. A director elected to fill any vacancy shall hold office until the next election of directors by the shareholders.

Section 2.3 Quorum. A majority of the members of the Board of Directors then holding office shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum shall have been obtained.

Section 2.4 Removal of Directors. Except as otherwise provided by law or by the Articles of Incorporation, at a meeting of shareholders called expressly for that purpose at which a quorum exists, the entire Board of Directors or any member thereof may be removed with or without cause only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.

Section 2.5 Regular Meetings.

(a) Meetings of the Board of Directors shall be held from time to time at the principal place of business of the Corporation or at such other place or places, either within or without the state of Washington, as the Board of Directors may from time to time designate.

(b) Regular meetings of any committee designated by the Board of Directors may be held at the principal place of business of the Corporation or at such other place or places, either within or without the state of Washington as such committee may from time to time designate. The schedule for meetings of any committee shall be set by said committee.

Section 2.6 Special Meetings.

(a) Special meetings of the Board of Directors may be called at any time by the ~~President~~Chief Executive Officer, Secretary or by any one director, to be held at the principal place of business of the Corporation or at such other place or places as the Board of Directors or the person or persons calling such meeting may from time to time designate.

(b) Special meetings of any committee may be called at any time by such person or persons and with such notice as shall be specified for such committee by the Board of Directors, or in the absence of such specification, in the manner and with the notice required for special meetings of the Board of Directors.

Section 2.7 Notice of Special Meetings. Notice of each special meeting of the Board of Directors or any committee shall be given in a manner described in Article IX to each director at least two days before the meeting. The notice of any special meeting shall identify the business to be transacted at or the purpose of the special meeting as well as the time and place of the meeting. Notice may be waived in writing before or after the time of the meeting, and will be waived by any director by his or her attendance at such meeting unless at the beginning of the meeting such director objects to the meeting or the transaction of business at such meeting. Any director waiving his or her right to notice shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 2.8 Committees. The Board of Directors may, in its discretion, by resolution passed by a majority of the whole Board of Directors, appoint various committees consisting of two or more members, including an Executive Committee, which shall have and may exercise such powers as shall be conferred or authorized by the resolution appointing such committee. A majority of any such committee, composed of more than two members, may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide. The Board of Directors shall have the power at any time to change the members of any such committee, to fill vacancies, and to discharge any such committee.

Section 2.9 Action by Directors Without a Meeting. Any action required or which might be taken at a meeting of the Board of Directors or of a committee thereof may be taken without a meeting if a consent in writing or electronically transmitted in accordance with Article IX, setting forth the action so taken or to be taken, shall be signed or provided by all of the directors, or all of the members of the committee, as the case may be. Such consent shall be filed in the Corporation’s minute book, or with the records of the committee so acting.

Section 2.10 Meeting by Telephone. Members of the Board of Directors or any committee designated by the bylaws or appointed by the Board of Directors may participate in a meeting of such Board of Directors or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.

ARTICLE III. OFFICERS

Section 3.1 ~~Election or Appointment~~Positions. ~~The Board of Directors shall appoint a President and a Secretary, and may appoint a Chairman of the Board, one or more Vice Presidents, a Treasurer and such Assistant Secretaries, Assistant Treasurers and other officers as it may deem proper.~~The officers of the Corporation may comprise a Chair, a Chief Executive Officer, one or more Presidents, one or more Vice Presidents (who may further be designated by category such as Senior Vice Presidents, Executive Vice Presidents or such other designations as the Board determines), a Secretary, and a Treasurer as appointed by the Board. The Corporation may have such additional officers or assistant officers as the Board, or as the Board may delegate such authority to the Chief Executive Officer, as each may deem necessary for the Corporation’s business and may appoint from time to time. The Board shall also have the authority, but shall not be required, to designate officers as the Chief Operating Officer, the Chief Financial Officer or similar such titles. Any two or more offices may be held by the same person~~, except the offices of President and Secretary~~. The Board of Directors may also authorize any duly appointed officer to appoint one or more officers or assistant officers.

Section 3.2 Term. The term of office of all officers shall be one year or until their respective successors are appointed or their death, resignation, retirement or removal as provided in Section 3.3.

Section 3.3 Resignation or Removal. Any officer appointed by the Board of Directors may be removed with or without cause by the Board of Directors or the duly appointed superior officer to which such officer reports, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by giving notice to the Board or the Corporation. Any such resignation is effective when the notice is given, unless the notice specifies a later date, and shall be without prejudice to the contract rights, if any, of the officer.

Section 3.4 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause, may be filled by the Board of Directors or by a duly appointed superior officer.

Section 3.5 Delegation. In the case of the absence or inability to act of any officer of the Corporation and of any person herein authorized to act in such person’s place, the Board of Directors may from time to time delegate the powers or duties of such officer to any other officer, employee or agent.

Section 3.6 Bonds. The Board of Directors may, by resolution, require any or all of the officers to give bonds to the Corporation, with sufficient surety or sureties, conditioned for the faithful performance of the duties of their respective offices, and to comply with such other conditions as may from time to time be required by the Board of Directors.

Section 3.7 Authority and Duties of the Chief Executive Officer~~President~~. The Chief Executive Officer shall be the principal executive officer of the Corporation and shall have general charge and supervision of the business of the Corporation, shall see that all orders, actions and resolutions of the Board are carried out, and shall have such other authority and shall perform such other duties as set forth in these Bylaws or, to the extent consistent with the Bylaws, such other authorities and duties as prescribed by the Board.~~The President shall be the principal executive officer of the Corporation and,~~

~~subject to the Board of Directors’ control, shall supervise and control all of the business and affairs of the Corporation. When present, the President shall preside over all meetings of shareholders and directors. With the Secretary or other officer of the Corporation authorized by the Board of Directors, he or she may sign certificates for shares of the Corporation, deeds, mortgages, bonds, contracts, or other instruments that the Board of Directors has authorized to be executed, except when the signing and execution thereof has been expressly delegated by the Board of Directors or by these bylaws to some other officer or agent of the Corporation or is required by law to be otherwise signed or executed by some other officer or in some other manner. In general, he or she shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.~~

Section 3.8 Secretary. The Secretary shall: (a) keep the minutes of shareholders’ and Board of Directors’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (c) have responsibility for maintaining the corporate records and the seal of the Corporation and see that the seal of the Corporation is affixed to all documents, as appropriate, the execution of which on behalf of the Corporation under its seal is duly authorized; (d) sign with the Chair~~man~~, ~~President~~ Chief Executive Officer or other officer of the Corporation authorized by the Board of Directors certificates for shares of the Corporation, the issuance of which have been authorized by resolution of the Board of Directors; (e) have general responsibility for the stock transfer books of the Corporation; and (f) in general perform all duties incident to the office of Secretary and such other duties as provided in these Bylaws or as from time to time may be assigned to him or her by the ~~President~~ Chief Executive Officer or by the Board of Directors.

Section 3.9 Authority and Duties of Other Officers. Each officer other than the Chief Executive Officer shall have the authority and shall perform the duties set forth in these Bylaws, or, to the extent consistent with the Bylaws, the duties prescribed by the Board, by the Chief Executive Officer, or by an officer authorized by the Board to prescribe the duties of such officer.

ARTICLE IV. CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 4.1 Contracts. The Board of Directors may authorize any officer, employee or agent to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation.

Section 4.2 Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation, shall be signed by such officer, employee or agent of the Corporation and in such manner as is from time to time determined by resolution of the Board of Directors.

ARTICLE V. CERTIFICATES FOR SHARES AND THEIR TRANSFER

Section 5.1 Issuance of Shares. No shares of the Corporation shall be issued unless authorized by or under the direction of the Board of Directors. Such authorization shall include the maximum number of shares to be issued and the consideration to be received for each share. No certificate shall be issued for any share until such share is fully paid.

Section 5.2 Certificates for Shares. Certificates representing shares of the Corporation shall be signed by the Chair~~man~~ of the Board, ~~or~~ the ~~President~~Chief Executive Officer, or the President and by the Secretary and shall include on their face written notice of any restrictions which the Board of Directors may impose on the transferability of such shares. All certificates shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. All certificates surrendered to the Corporation for transfer shall be canceled and no new certificate shall be issued until the former certificates for a like number of shares shall have been surrendered and canceled except that in case of a lost, destroyed or mutilated certificate, a new one may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors may prescribe.

Section 5.3 Transfers.

(a) Transfers of shares shall be made only upon the share transfer books of the Corporation, kept at the registered office of the Corporation or at its principal place of business, or at the office of its transfer agent or registrar, and before a new certificate is issued the old certificate shall be surrendered for cancellation. The Board of Directors may, by resolution, open a share register in any state of the United States, and may employ an agent or agents to keep such register, and to record transfers of shares therein.

(b) Shares shall be transferred by delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificate or an assignment separate from certificate, or by a written power of attorney to sell, assign and transfer the same, signed by the holder of said certificate. No shares of stock shall be transferred on the books of the Corporation until the outstanding certificates therefor have been surrendered to the Corporation or appropriate instructions as prescribed by the Corporation for uncertificated shares have been received. The Board of Directors may, by resolution, adopt appropriate procedures to allow transfers of shares, the certificates for which have been lost, stolen, mutilated or destroyed.

Section 5.4 Restriction on Transfer. All certificates representing unregistered shares of the Corporation shall bear an appropriate restrictive legend on the face of the certificate or on the reverse of the certificate.

Section 5.5 Uncertificated Shares. The shares of the Corporation may be issued in uncertificated or book entry form in the manner prescribed by the Board of Directors. Without limiting the foregoing, shares of the Corporation may be issued in uncertificated or book entry form in connection with new share issuances, the transfer of shares and the replacement of shares represented by lost, destroyed or mutilated certificates as provided in Section 5.3.

ARTICLE VI. SEAL

The seal of this Corporation shall consist of the name of the Corporation and the state and year of its incorporation.

ARTICLE VII. INDEMNIFICATION

Section 7.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, or administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or, being or having been such a director, officer, or an employee or agent, he or she is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer of the Corporation, or of such other entity, shall be indemnified and held harmless by the Corporation to the full extent authorized by the WBCA or other applicable law, as the same exists or may hereafter be amended, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors, and administrators; provided, however, that except as provided in Section 7.2 of this Article with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 7.1 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of (a) a written affirmation of the director’s or officer’s good faith belief that the person has met the standard of conduct described in RCW 23B.08.510 and (b) an undertaking, by or on behalf of such director or officer of the Corporation, or a director, officer, employee, or agent of the Corporation as to service as a director or officer with such other entities, to repay all amounts so advanced if it shall ultimately be determined that such director, officer, employee, or agent is not entitled to be indemnified under this Section 7.1 or otherwise.

Section 7.2 Right of Claimant To Bring Suit. If a claim under Section 7.1 of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the Corporation) and thereafter the Corporation shall have the burden of proof to overcome the presumption that the claimant is not so entitled. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of, or reimbursement or advancement, of expenses to the claimant is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

Section 7.3 Non-exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

Section 7.4 Insurance Contracts and Funding. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the WBCA. The Corporation may enter into contracts with any director, officer, employee, or agent of the Corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest, or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

Section 7.5 Indemnification of Employees and Agents of the Corporation. The Corporation may, by action of its Board of Directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the Corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation or pursuant to rights granted pursuant to, or provided by, the WBCA or otherwise. The provisions of this Section 7.5 shall not limit the rights of employees and agents of the Corporation who serve as officers or directors of other entities at the request of the Corporation pursuant to Section 7.1.

Section 7.6 Amendments. No repeal, modification or amendment of, or adoption of any provision inconsistent with, this Article VII, nor, to the fullest extent permitted by applicable law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto, existing at, or with respect to any events that occurred prior to, the time of such repeal, amendment, adoption or modification.

ARTICLE VIII. BOOKS AND RECORDS

The Corporation shall keep correct and complete books and records of account and shall keep minutes of the proceedings of its shareholders and Board of Directors; and shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its shareholders, giving the names and addresses of all shareholders and the number and class of the shares held by each. Any books, records, and minutes may be in written form or any other form capable of being converted into written form within a reasonable time.

ARTICLE IX. NOTICE

Section 9.1 Definitions. Terms used in this Article IX shall be as defined in the WBCA. Oral notice may be communicated in person or by telephone, wire or wireless equipment that does not transmit a facsimile of the notice. Oral notice is effective when communicated if communicated in a comprehensible manner.

Section 9.2 Written Notice. Written notice may be transmitted by mail, private carrier, or personal delivery; or telephone, wire, or wireless equipment that transmits a facsimile of the notice and provides the transmitter with an electronically generated receipt. Written notice is effective at the earliest of the following: (a) when received; (b) five (5) days after its deposit in the U.S. mail if mailed with first-class postage, to the address as it appears on the current records of the Corporation; or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee. Written notice to a shareholder is effective (a) when mailed, if mailed with first class postage prepaid; and (b) when dispatched, if prepaid, by air courier.

Section 9.3 Electronic Notice. Notices to directors and shareholders from the Corporation and from directors and shareholders to the Corporation may be provided in an electronic transmission which contains or is accompanied by information from which it can be reasonably verified that the transmission was authorized by the director, the shareholder or by the shareholder’s attorney-in-fact. Subject to contrary provisions in the WBCA, notice to shareholders or directors in an electronic transmission shall be effective only with respect to shareholders and directors that have consented, in the form of a record, to receive electronically transmitted notices and that have designated in the consent the address, location, or system to which these notices may be electronically transmitted and with respect to a notice that otherwise complies with any other requirements of the WBCA and any applicable federal law. A shareholder or director who has consented to receipt of electronically transmitted notices may revoke this consent by delivering a revocation to the Corporation in the form of a record. The consent of any shareholder or director is revoked if (a) the Corporation is unable to electronically transmit two consecutive notices given by the Corporation in accordance with the consent, and (b) this inability becomes known to the Secretary, the transfer agent, or any other person responsible for giving the notice. The inadvertent failure by the Corporation to treat this inability as a revocation does not invalidate any meeting or other action.

ARTICLE X. AMENDMENTS

These bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the Board of Directors or shareholders by action taken in the manner provided by the WBCA, the Articles of Incorporation and these bylaws.

Amended:

December 14, 1987; January l8, 1991; May 29, 1991; June 4, 1992; September 27, 1993; May 17, 1995; December 20, 1995; November 14, 2000; May 8, 2002; January 7, 2004; February 8, 2006~~,~~ ; November 14, 2007~~,~~ ; January 6, 2009; ~~and~~ November 13, 2012; and January 20, 2015.

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